Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following Management’s Discussion and Analysis of Financial Condition and Results of Operations summarizes the significant factors affecting our consolidated operating results, financial condition and liquidity for the three-year period ended December 31, 2006, should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements included elsewhere in this Form 10-K, and contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified below and under “Risk Factors,” and elsewhere in this Annual Report on Form 10-K. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.
Overview
     We are a leading global media and entertainment company serving the worldwide lesbian, gay, bisexual and transgender, or LGBT, community. We serve this audience through a wide variety of products and services including online and print media properties, a travel marketing business and other goods and services.
     As a result of the further integration of our acquisitions of LPI and RSVP, our executive management team and our financial and management reporting systems, we began to operate as three segments in fiscal 2007: (1) Online, (2) Publishing and (3) Travel and Events. Accordingly, the financial information presented in Notes 2, 4 and 16 to the Consolidated Financial Statements as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations have been revised to reflect this change in segment reporting.
     Our Online segment consists of our LGBT-focused websites, most notably Gay.com, PlanetOut.com, Advocate.com and Out.com which provide revenues from advertising services and subscription services. Our Online segment also includes our transaction-based websites, including Kleptomaniac.com and BuyGay.com, which generate revenue through sales of products and services of interest to the LGBT community, such as fashion, books, video and music products. Our Publishing segment includes the operations of our print media properties including the magazines The Advocate, Out, The Out Traveler and HIVPlus, among others. Our Publishing segment also generates revenue from newsstand sales of our various print properties and our book publishing business, Alyson. Our Travel and Events segment provides LGBT travel and events marketed through our RSVP brand, such as cruises, land tours and resort vacations.
     With our November 2005 acquisition of substantially all of the assets of LPI, we expanded the number and scope of our subscription service offerings. In addition to premium subscriptions to our Gay.com and PlanetOut.com services, we offer our customers subscriptions to seven other online and print products and services, as well as to various combined, or bundled, packages of these subscription services, including the leading LGBT-targeted magazines in the United States, Out and The Advocate. We believe Out magazine is the leading audited circulation magazine in the United States focused on the gay and lesbian community, while The Advocate, a pioneer in LGBT media since 1967, is the second largest. We believe these, and other properties acquired from LPI, allow us to better serve our business and consumer customers by expanding the platforms and content that we can provide them and to more cost-effectively promote our own products and services.
     In March 2006, we completed the purchase of substantially all of the assets of RSVP, a leading marketer of gay and lesbian travel and events, including cruises, land tours and resort vacations. Through RSVP, we are able to offer specialized travel and event packages to the LGBT market. Typically, RSVP develops travel itineraries on cruises, on land and at resorts, by contracting with third-parties who provide the basic travel services. RSVP frequently adds additional programming elements to these basic services, such as special entertainers, parties and events, and markets these enhanced vacation packages to the gay and lesbian audience.
     These acquisitions support our strategic plan of building a diversified global media and entertainment company serving the LGBT community, growing our revenue base and diversifying our revenue mix among advertising services, subscription services and transaction services.

     Executive Operating and Financial Summary
     Our total revenue was $68.6 million in fiscal 2006, increasing 93% above our prior year’s revenue of $35.6 million, due to growth of advertising services, and the incremental effect of the acquisitions of LPI and RSVP.
     Total operating costs and expenses were $71.7 million in fiscal 2006, increasing 114% above the prior year total of $33.5 million. These increases were primarily due to the incremental effect of the acquisitions of LPI and RSVP.
     Loss from operations was $3.0 million in fiscal 2006, compared to income from operations of $2.0 million in fiscal 2005. This decrease was primarily related to the integration costs and amortization expense related to the acquisitions of LPI and RSVP, reductions in our total paid online subscribers, restructuring expenses and increased expenses related to the operations and support infrastructure of our online properties.
     Included in our 2005 operating expenses are stock-based compensation expenses of $74,000 for the accelerated vesting of approximately 720,000 stock options in December 2005, reflecting the increase in the intrinsic value of these options on the date of acceleration, and $526,000, reflecting the remaining balance of unamortized unearned stock-based compensation of these options on the date of acceleration. As of December 31, 2006, we had $1.2 million of unearned stock-based compensation. We may recognize additional stock-based compensation expense in the future if we grant additional stock, stock options or other forms of equity-based compensation.
     Management expects that revenue will increase in fiscal 2007, primarily as a result of the anticipated increase in transaction services revenue due to RSVP’s expanded schedule of larger-ship itineraries for 2007, and, to a lesser extent, an anticipated increase in advertising services revenue, offset partially by a reduction in online subscription services revenue.
     We expect our operating loss will increase in fiscal 2007 despite the anticipated increase in revenue as we incur additional expenses for the development and expansion of site operations and support infrastructure, increased market research and marketing campaigns for a number of our brands and the continuing integration of our acquired businesses. For 2007, we anticipate that gains in operating efficiencies will be offset by non-recurring acquisition and business integration costs, higher expenses to launch new member facing features in our online products and higher depreciation on capital investments in our support infrastructure and in our on-going product development.
Results of Operations
     Segment performance is measured based on contribution margin (loss), which consists of total revenues from external customers less direct operating expenses. Direct operating expenses include cost of revenue and sales and marketing expenses. Segment managers do not have discretionary control over other operating costs and expenses such as general and administrative costs (consisting of costs such as corporate management, human resources, finance and legal), and depreciation and amortization, as such, other operating costs and expenses are not evaluated in the measurement of segment performance.
     Online Segment
     We derive online advertising revenue from advertising contracts in which we typically undertake to deliver a minimum number of impressions to users over a specified time period for a fixed fee. In addition to revenue from advertisers who place general online advertisements on our websites, we derive advertising revenue from the sale of online classified listings. We derive online subscription services revenue from paid membership subscriptions to our online media properties. Transaction services revenue includes revenue generated from the sale of products through multiple transaction-based websites.
     Comparison of the year ended December 31, 2005 to the year ended December 31, 2006 (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease)
	2005	2006	$	%
Online revenue:
Advertising services	$9,043	$11,115	$2,072	23%
Subscription services	20,202	18,379	(1,823)	(9%)
Transaction services	1,611	2,129	518	32%

Total online revenue	30,856	31,623	767	2%

Online direct operating costs and expenses:
Cost of revenue	9,248	10,240	992	11%
Sales and marketing	10,358	10,236	(122)	(1%)

Total online direct operating costs and expenses	19,606	20,476	870	4%

Online contribution margin	$11,250	$11,147	$(103)	(1%)

     The increase in online advertising services revenue was due, in part, to growth of the general online advertising industry and the incremental effect of certain online properties gained in the acquisition of LPI. During fiscal 2006, we expanded our “Local Scene” listings on our websites, a local business listing directory intended to drive local business advertising opportunities. The decrease in online subscription services revenue was primarily due to a reduction in online subscribers. The increase in online transaction services revenue was due primarily to the incremental effect of certain online properties gained in the acquisition of LPI.
     The increase in online cost of revenue was primarily due to the incremental effect of certain online properties gained in the acquisition of LPI and an increase in expenses related to site operations and support infrastructure, offset partially by a decrease in stock-based compensation expense. The decrease in online sales and marketing expense was primarily due to a decrease in stock-based compensation expense and decreased advertising expenses related to our premium online subscription services, offset partially by an increase due to the incremental effect of certain online properties gained in the acquisition of LPI.
     For fiscal 2007, we expect an increase in online revenue primarily due to growth in advertising services revenue over 2006 due to continued growth of the general online advertising industry, offset partially by a decrease in subscription services revenue as a result of additional reductions in our online subscribers. We expect online cost of revenue to increase in fiscal 2007 over 2006 as we continue our product development efforts, and due to the incremental effect of certain online properties gained in the acquisition of LPI.
     Comparison of the year ended December 31, 2004 to the year ended December 31, 2005 (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease)
	2004	2005	$	%
Online revenue:
Advertising services	$6,541	$9,043	$2,502	38%
Subscription services	16,775	20,202	3,427	20%
Transaction services	1,646	1,611	(35)	(2%)

Total online revenue	24,962	30,856	5,894	24%

Online direct operating costs and expenses:
Cost of revenue	8,068	9,248	1,180	15%
Sales and marketing	8,806	10,358	1,552	18%

Total online direct operating costs and expenses	16,874	19,606	2,732	16%

Online contribution margin	$8,088	$11,250	$3,162	39%

     The increase in online advertising services revenue was due, in part, to growth of the general online advertising industry, deeper penetration into key advertising categories, growth of our subscriber base and the incremental effect of certain online properties gained in the acquisition of LPI. The increase in subscription services revenue was due to growth in paid subscribers, an increase in the average subscription length in our online services, and the incremental effect of certain online properties gained in the acquisition of LPI. Deferred revenue for online subscription services increased 26%, to $4.1 million, as we successfully signed subscribers to annual plans, which accounted for 60% of all subscriptions in the fourth quarter of 2005, up from 43% in the same period during the prior year. The decrease in online transaction services revenue was due to the shift in inventory away from Kleptomaniac.com to our third-party advertising clients.
     The increase in online cost of revenue was due to increases in employee headcount and salaries, higher occupancy expenses related to the relocation of our corporate headquarters to larger facilities to accommodate the growth of our businesses, and the incremental costs of certain online properties gained in the acquisition of LPI. The increase in online sales and marketing expense was due to increases in marketing promotions for the subscription services businesses, increases in employee headcount and salaries, higher occupancy expenses related to the relocation of our corporate headquarters to larger facilities to accommodate the growth of our businesses, and the incremental effect of certain online properties gained in the acquisition of LPI.
     Publishing Segment
     We derive publishing advertising revenue from advertisements placed in our print media properties including the magazines The Advocate, Out, The Out Traveler and HIVPlus, among others. We offer our customers seven separate subscription services across our print media properties. Our publishing segment also generates revenue from newsstand sales of our various print properties and our book publishing business, Alyson. We began the operations of our publishing segment with the magazine, book publishing and certain other properties gained in our acquisition of LPI in November 2005.
     Comparison of the year ended December 31, 2005 to the year ended December 31, 2006 (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease)
	2005	2006	$	%
Publishing revenue:
Advertising services	$2,681	$15,363	$12,682	473%
Subscription services	933	6,069	5,136	550%
Transaction services	1,121	5,701	4,580	409%

Total publishing revenue	4,735	27,133	22,398	473%

Publishing direct operating costs and expenses:
Cost of revenue	2,716	16,504	13,788	508%
Sales and marketing	730	5,356	4,626	634%

Total publishing direct operating costs and expenses	3,446	21,860	18,414	534%

Publishing contribution margin	$1,289	$5,273	$3,984	309%

     The increase in publishing revenue and direct operating costs and expenses in fiscal 2006 over fiscal 2005 resulted primarily from the incremental effect of operating of our publishing segment for a full year in fiscal 2006, compared to two months of operations in fiscal 2005.
     For fiscal 2007, we expect publishing advertising revenues will decrease from fiscal 2006 as advertising sales continue to migrate to online media. We expect publishing subscription services revenue to decrease in fiscal 2007 from 2006 despite an anticipated increase in subscribers as a result of lower average subscription rates due to bundled offerings with our online properties. We expect publishing cost of revenue to increase in fiscal 2007 over fiscal 2006 as a result of increases in payroll and related benefits associated with supporting our publishing segment. We expect publishing sales and marketing expenses to increase in fiscal 2007 over fiscal 2006 due to anticipated increases in sales and marketing expenses for direct mail campaigns and increases in mailing costs due to higher postage rates.
     Travel and Events Segment
     We began the operations of our travel and events segment with our acquisition of RSVP and our joint venture with PNO DSW Events, LLC, both in March, 2006. Through our RSVP brand and the PNO DSW Events, LLC joint venture, we provide specialized travel and event packages. Typically, RSVP develops travel itineraries on cruises, on land and at resorts, by contracting with third parties who provide the basic travel services. To these basic services, RSVP frequently adds additional programming elements, such as special entertainers, parties and events, and markets these enhanced vacation packages to the LGBT audience. Results of the operations of our travel and events segment for the year ended December 31, 2006 were as follows (in thousands):

Year Ended
December 31,
2006
Travel and events revenue:
Transaction services	$9,888

Total travel and events revenue	9,888

Travel and events direct operating costs and expenses:
Cost of revenue	8,461
Sales and marketing	1,752

Total travel and events direct operating costs and expenses	10,213

Travel and events contribution loss	$(325)

     Transaction services revenue includes revenue from travel events marketed through our RSVP brand together with revenues from onboard and other activities and event marketing generated through our joint venture, PNO DSW Events, LLC.
     Travel and events cost of revenue includes leasing costs related to chartering ships for leased voyages and vacations, commissions and other expenses related to travel events services and transaction processing fees. During the three months ended September 30, 2006, we wrote-off deposits on leased voyages of approximately $0.5 million as a result of a third-party contractor’s inability to meet its contractual obligations to us to provide the basic travel services associated with cruises.
     The travel and event marketing business has long lead times, and revenue is recorded when cruises or events are delivered. Our transaction services revenue will fluctuate from year to year depending upon the size and timing of scheduled cruises and events. For fiscal 2007, we expect transaction services revenue to increase over fiscal 2006, and the percentage of our revenue attributable to transaction services revenue to increase as a result RSVP’s expanded schedule of larger-ship itineraries for 2007.
     Other Operating Costs and Expenses
     Other operating costs and expenses include general and administrative costs (such as corporate management, human resources, finance and legal), restructuring and depreciation and amortization. These other operating costs and expenses are not evaluated in the measurement of segment performance since segment managers do not have discretionary control over these costs and expenses.
     General and Administrative. General and administrative expense consists primarily of payroll and related benefits for executive, finance, administrative and other corporate personnel, occupancy costs, professional fees, insurance and other general corporate expenses. Our general and administrative expenses were $12.7 million for 2006, up 81% from the prior year. This increase was due to the incremental effect of the acquisitions of LPI and RSVP; increased compensation and employee related costs as a result of increases in headcount; other relocation and retention charges; and integration and other expenses associated with the acquisitions of LPI and RSVP such as increased legal and insurance expenses. General and administrative expenses as a percentage of revenue were 19% for 2006, down from 20% in the prior year. This decrease occurred primarily as a result of the effect of the acquisitions of LPI and RSVP.
     Our general and administrative expenses were $7.0 million for 2005, up 36% from the prior year due to higher expenses associated with increased public company reporting and compliance requirements, higher insurance and risk management expenses, higher occupancy expenses related to the relocation of our corporate headquarters to larger facilities to accommodate the growth of our businesses, the incremental effect of operating the LPI properties, and integration and other expenses associated with the acquisitions of LPI. General and administrative expenses as a percentage of revenue were 20% for fiscal 2005, down from 21% in fiscal 2004 as a result of greater operating efficiencies in our general corporate services and the effect of the acquisition of LPI.
     For fiscal 2007, we expect general and administrative expenses to increase over fiscal 2006 related to the acquisition and integration of LPI and RSVP. We expect general and administrative expenses as a percentage of revenue to continue to decrease as we begin to leverage operating synergies from our acquisitions of LPI and RSVP.
     Restructuring. In June 2006, our board of directors adopted and approved a reorganization plan to align our resources with our strategic business objectives. As part of the plan, we consolidated our media and advertising services, e-commerce services and back-office operations on a global basis to streamline our operations as part of continued integration of our recently acquired businesses. The reorganization, along with other organizational changes, reduced our total workforce by approximately 5%. Restructuring costs of approximately $0.8 million, primarily related to employee severance benefits of approximately $0.6 million and facilities consolidation expenses of approximately $0.2 million, were recorded during 2006. During the second half of 2006, we recorded adjustments to decrease the cost of closing redundant facilities of approximately $45,000. We completed this restructuring in the fourth quarter of 2006, with certain payments continuing beyond 2006 in accordance with the terms of existing severance and other agreements.

     Depreciation and Amortization. Depreciation and amortization expense was $5.6 million for fiscal 2006, up 62% from the prior year, due primarily to an increase in the amortization of intangible assets associated with the acquisitions of LPI and RSVP and increased capital expenditures to support our on-going product development and compliance efforts. Amortization of intangible assets was $1.5 million due to intangible assets which we capitalized in connection with the acquisition of LPI. Depreciation and amortization as a percentage of revenue was 8% for 2006, down from 10% in the prior year.
     Depreciation and amortization was $3.5 million for fiscal 2005, up 41% from the prior year, due primarily to increased capital expenditures to support our on-going product development and compliance efforts, and an increase in the amortization of intangible assets associated with the acquisition of LPI. Amortization of intangible assets was $0.2 million due to intangible assets which we capitalized in connection with the acquisition of LPI.
     For fiscal 2007, we expect depreciation and amortization expense will increase over fiscal 2006 as a result of capital investments to support our on-going product development.
     Other Income and Expenses
     Equity in Net Loss of Unconsolidated Affiliate. We recorded a net loss of unconsolidated affiliate of zero, $57,000 and $94,000 for 2006, 2005 and 2004, respectively, for our interest in Gay.it S.p.A. Our investment in this unconsolidated affiliate was reduced to zero as of December 31, 2005.
     Interest Expense. Interest expense was $1.2 million for fiscal 2006, an increase of 400% from the prior year, due primarily to the issuance of the note payable in connection with the acquisition of LPI in November 2005 and the Orix term and revolving loans entered into in September 2006. Interest expense was $0.2 million for fiscal 2005, a decrease from $1.1 million in the prior year, following the repayment of our senior subordinated promissory note upon completion of our initial public offering.
     Other Income, Net. Other income, net consists of interest earned on cash, cash equivalents, restricted cash and short-term investments as well as other miscellaneous non-operating transactions. Other income, net was $0.6 million for fiscal 2006, a decrease of 51% from the prior year, primarily due to decreased interest income during fiscal 2006 on our lower cash balance as a result of the acquisitions of LPI in November 2005 and RSVP in March 2006. Other income, net was $1.2 million for fiscal 2005, an increase from $0.2 million in the prior year, primarily due to increased interest income we received during 2005 on our higher cash balance as a result of the completion of our initial public offering in October 2004.
     Critical Accounting Policies
     Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities.
     We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis on which we make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Because this can vary in each situation, actual results may differ from the estimates under different assumptions and conditions.
     We believe the following critical accounting policies require more significant judgments and estimates in the preparation of our consolidated financial statements:
     Revenue recognition. We derive our revenue principally from the sale of premium subscription services, magazine subscriptions, banner and sponsorship advertisements, magazine advertisements and transactions services. Premium online subscription services are generally for a period of one month to twelve months. Premium online subscription services are generally paid for upfront by credit card, subject to cancellations by subscribers or charge backs from transaction processors. Revenue, net of estimated cancellations and charge backs, is recognized ratably over the service term. To date, cancellations and charge backs have not been significant and have been within management’s expectations. Deferred magazine subscription revenue results from advance payments for magazine subscriptions received from subscribers and is amortized on a straight-line basis over the life of the subscription as issues are delivered. We provide an estimated reserve for magazine subscription cancellations at the time such subscription revenues are recorded. Newsstand revenues are recognized based on the on-sale dates of magazines and are recorded based upon estimates of sales, net of product placement costs paid to resellers. Estimated returns are recorded based upon historical experience. In January 2006, we began offering our customers premium online subscription services bundled with magazine subscriptions. In accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), we defer subscription revenue on bundled subscription service offerings based on the pro-rata fair value of the individual premium online subscription services and magazine subscriptions.

     To date, the duration of our banner advertising commitments has ranged from one week to one year. Sponsorship advertising contracts have terms ranging from three months to two years and also involve more integration with our services, such as the placement of buttons that provide users with direct links to the advertiser’s website. Advertising revenue on both banner and sponsorship contracts is recognized ratably over the term of the contract, provided that we have no significant obligations remaining at the end of a period and collection of the resulting receivables is reasonably assured, at the lesser of the ratio of impressions delivered over the total number of undertaken impressions or the straight line basis. Our obligations typically include undertakings to deliver a minimum number of “impressions,” or times that an advertisement appears in pages viewed by users of our online properties. To the extent that these minimums are not met, we defer recognition of the corresponding revenue until the minimums are achieved. Magazine advertising revenues are recognized, net of related agency commissions, on the date the magazines are placed on sale at the newsstands. Revenues received for advertisements in magazines to go on sale in future months are classified as deferred advertising revenue.
     Transaction service revenue generated from sale of products held in inventory is recognized when the product is shipped net of estimated returns. We also earn commissions for facilitating the sale of third party products and services which are recognized when earned based on reports provided by third party vendors or upon cash receipt if no reports are provided. In accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” the revenue earned for facilitating the sale of third party merchandise is reported net of cost as agent. This revenue is reported net due to the fact that although we receive the order and collect money from buyer, we are under no obligation to make payment to the third party unless payment has been received from the buyer and risk of return is also borne by the third party. We recognize transaction service revenue from our event marketing and travel events services which include cruises, land tours and resort vacations, together with revenues from onboard and other activities and all associated direct costs of our event marketing and travel events services, upon the completion of events with durations of ten nights or less and on a pro rata basis for events in excess of ten nights.
     Advertising Costs. Costs related to advertising and promotion are charged to sales and marketing expense as incurred except for direct-response advertising costs which are amortized over the expected life of the subscription, typically a twelve month period. Direct-response advertising costs consist primarily of production costs associated with direct-mail promotion of magazine subscriptions. As of December 31, 2005 and 2006, the balance of unamortized direct-response advertising costs was $173,000 and $1,540,000, respectively, and is included in prepaid expenses and other current assets. Total advertising costs in 2004, 2005 and 2006 were $2,513,000, $3,260,000 and $4,234,000, respectively.
     Valuation Allowances. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. As of December 31, 2005 and 2006, our allowance for doubtful accounts was $259,000 and $520,000, respectively.
     We accrue an estimated amount for sales returns and allowances in the same period that the related revenue is recorded based on historical information, adjusted for current economic trends. To the extent actual returns and allowances vary from the estimated experience, revisions to the allowance may be required. Significant management judgments and estimates are made and used in connection with establishing the sales and allowances reserve in any accounting period. As of December 31, 2005 and 2006, the provision for sales returns and allowances included in accounts receivable, net was $744,000 and $1,049,000, respectively.
     We have recorded a full valuation allowance of $15.2 million as of December 31, 2006 against our deferred tax assets due to uncertainties related to our ability to realize the benefit of our deferred tax assets primarily from our net operating losses. In the future, if we generate sufficient taxable income and we determine that we would be able to realize our deferred tax assets, an adjustment to the valuation allowance would impact the results of operations in that period.
     Goodwill and Other Long-lived Assets. Our long-lived assets include goodwill, intangibles, property and equipment. We are required to test goodwill for impairment on an annual basis and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment in determining the fair value of the enterprise. We complete our annual test as of December 1 and any impairment losses recorded in the future could have a material adverse impact on our financial condition and results of operations. Our test for our 2006 fiscal year showed no impairment.
     We are required to record an impairment charge on intangibles or long-lived assets to be held and used when we determine that the carrying value of these assets may not be recoverable. Based on the existence of one or more indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate that we determine to be commensurate with the risk inherent in our business model. Our estimates of cash flow require significant judgment based on our historical results and anticipated results and are subject to many factors.
     Capitalized Website Development Costs. We capitalize the costs of enhancing and developing features for our websites when we believe that the capitalization criteria for these activities have been met and amortize these costs on a straight-line basis over the estimated useful life, generally three years. For 2004, 2005 and 2006 we capitalized $1.7 million, $2.0 million and $2.1 million, respectively. We expense the cost of enhancing and developing features for our websites in cost of revenue only when we believe that capitalization criteria have not been met. We exercise judgment in determining when to begin capitalizing costs and the period over which we amortize the capitalized costs. If different judgments were made, it would have an impact on our results of operations.
     Stock-based compensation. We have granted stock options to employees and non-employee directors. We recognize compensation expense for all stock-based payments granted after December 31, 2005 and prior to but not yet vested as of December 31, 2005, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). Under the fair value recognition provisions of FAS 123R, we recognize stock-based compensation net of an estimated forfeiture rate and only recognize compensation cost for those shares expected to vest on a straight-line basis over the requisite service period of the award (normally the vesting period). Prior to FAS 123R adoption, we accounted for stock-based payments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In anticipation of the impact of adopting FAS 123R, we accelerated the vesting of approximately 720,000 shares subject to outstanding stock options in December 2005. The primary purpose of the acceleration of vesting was to minimize the amount of compensation expense recognized in relation to the options in future periods following the adoption by us of FAS 123R. Since we accelerated these shares and adopted FAS 123R using the modified prospective method, we did not record any one-time charges relating to the transition to FAS 123R and the consolidated financial statements for prior periods have not been restated to reflect, and do not include any impact of FAS 123R. As a result of FAS 123R, we expect to award restricted stock and restricted stock units or other compensation in lieu of or in addition to stock options.
     As of December 31, 2006, there was approximately, $1,194,000 of total unrecognized compensation related to unvested stock-based compensation arrangements granted under our equity incentive plans. That cost is expected to be recognized over a weighted-average period of four years.
     Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the input of highly subjective assumptions, including the expected life of the stock-based payment awards and stock price volatility. We use the Black-Scholes model to value our stock option awards. Management uses an estimate of future volatility for our stock based on our historical volatility and the volatilities of comparable companies. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If the actual forfeiture rate is materially different from the estimate, stock-based compensation expense could be significantly different from what has been recorded in the current period. See Note 2 of Notes to Consolidated Financial Statements for a further discussion on stock-based compensation.
     Liquidity and Capital Resources
     The following sections discuss the effects of changes in our balance sheet and cash flows, contractual obligations, certain commitments and acquisitions on our liquidity and capital resources.
     Cash flow from operating, investing and financing activities, as reflected in the Consolidated Statements of Cash Flows, and cash, cash equivalents and short-term investments, as reflected in the Consolidated Balance Sheets, are summarized in the table below:

	Year Ended December 31,
	2004	2005	2006
	(In thousands, except percentage of total assets)
Net cash provided by (used in) continuing operations
Operating activities	$4,301	$5,488	$(4,618)
Investing activities	(4,836)	(29,499)	(14,869)
Financing activities	41,388	(639)	10,699
Effect of exchange rate on cash and cash equivalents	(7)	(17)	1

Net increase (decrease) in cash and cash equivalents	$40,846	$(24,667)	$(8,787)

Cash, cash equivalents and short-term investments
Cash and cash equivalents	$43,128	$18,461	$9,674
Short-term investments	—	—	2,050

Total cash, cash equivalents and short-term investments	$43,128	$18,461	$11,724

Percentage of total assets	72.8%	23.9%	12.5%
     Cash, cash equivalents and short-term investments as of the end of 2004, 2005 and 2006 were $43.1 million, $18.5 million, and $11.7 million, respectively.

     The decrease in cash and cash equivalents in 2006 was primarily the result of cash used for acquisitions of businesses of $5.4 million, capital expenditures of $4.6 million, purchases of short-term investments of $2.1 million, an increase in restricted cash of $2.9 million, cash used in operating activities of $4.6 million and principal payments under capital lease obligations and notes payable of $1.1 million, partially offset by proceeds from issuance of notes payable of $10.5 million.
     Cash used in operating activities for 2006 was $4.6 million, due primarily to our net loss of $3.7 million, deposits on leased voyages and vacations of $7.2 million and increases of $3.3 million in accounts receivable, partially offset by depreciation and amortization of $5.6 million. Accounts receivable increased to $9.3 million and deferred revenue increased to $16.0 million, primarily as a result of our acquisitions of LPI and RSVP and the overall growth of our businesses. Cash flow from operating activities for 2005 was $5.5 million, driven primarily by growth of our advertising services and subscription services businesses, and the incremental impact of the acquisition of LPI, offset by a $4.0 million increase in accounts receivable and a $0.7 million decrease in accounts payable. During 2004, net cash provided by operating activities was $4.3 million, and was primarily attributable to the growth of our subscription services, offset by $1.6 million in payments for our lease settlement.
     Cash used in investing activities for 2006 was $14.9 million, of which $5.5 million was used for acquisitions of businesses, $4.6 million for property and equipment, purchases of short-term investments of $2.1 million and an increase in restricted cash of $2.9 million. Cash used in investing activities for 2005 was $29.5 million, of which $25.5 million was used for acquisitions of businesses, and $4.0 million for capital assets. Investments in capital assets were comprised primarily of computer and office equipment and furniture and fixtures. Net cash used in investing activities was $4.8 million in 2004, and was primarily attributable to purchases of hardware, software, property and equipment, including $1.7 million of internally developed software, and $1.5 million of investment in furniture and fixtures associated with the move of our corporate headquarters.
     Net cash provided by financing activities for 2006 was $10.7 million, due primarily to proceeds from issuance of notes payable of $10.5 million and proceeds from the repayment of a stockholder note receivable of $0.8 million, partially offset by $1.1 million for principal payments under capital lease obligations and notes payable. Net cash used by financing activities for 2005 was $0.6 million, consisting of $1.2 million for principal payments under capital lease obligations, partially offset by cash provided by the issuance of common stock related to employee stock option exercises of $0.6 million. Net cash provided by financing activities for 2004 was $41.4 million and was primarily attributable to $44.8 million from the completion of our initial public offering and $5.0 million from the issuance of our senior subordinated promissory note in May 2004, net of $1.9 million of capitalizable offering-related expenses and $5.0 million for the repayment of our senior subordinated promissory note in October 2004.
     We expect that cash provided by operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our operating results, subscription trends, accounts receivable collections, inventory management, deposit commitments on leased voyages and the timing and amount of payments and taxes.
     In November 2005, we acquired substantially all of the assets of LPI for a purchase price of approximately $32.6 million which consisted of $24.9 million paid in cash and approximately $7.1 million in the form of a note to the sellers secured by the assets of SpecPub, Inc. and payable in three equal installments in May, August and November 2007, and the reimbursement of certain prepaid and other expenses of approximately $0.6 million.
     In March 2006, we acquired substantially all of the assets of RSVP for a purchase price of approximately $6.7 million. The purchase agreement entitles RSVP to receive potential additional earn-out payments of up to $3.0 million payable upon certain revenue and net income milestones for each of the years ending December 31, 2007 and December 31, 2008. These earn-out payments, if any, will be paid no later than March 15, 2008 and March 15, 2009, respectively, and may be paid in either cash or shares of our common stock, at our discretion.
     In September 2006, we entered into our Loan Agreement with Orix, which was amended in February 2007. Pursuant to the Loan Agreement, we borrowed $7.5 million as a term loan and $3.0 million as a 24-month revolving loan in September 2006. The borrowings under the line of credit are limited to $3.0 million, which we have already drawn down, and to 85% of qualifying accounts receivable. The term loan is payable in 48 consecutive monthly installments of principal beginning on November 1, 2006 bearing interest at a rate of prime plus 3%, decreasing to prime plus 2% if certain financial benchmarks are met. The revolving loan bears interest at a rate of prime plus 1%. The loans are secured by substantially all of our assets and all of the outstanding capital stock of all of our subsidiaries, except for the assets and capital stock of SpecPub, Inc., which are pledged as security for the LPI note. In connection with the term loan agreement, we also issued to Orix a 7-year warrant to purchase up to 120,000 shares of our common stock at an exercise price of $3.74. The warrant vested immediately, had a fair value of approximately $445,000 as of the date of issuance and will expire on September 28, 2013. The value of the warrant was recorded as a discount of the principal amount of the term loan and will be accreted and recognized as additional interest expense using the effective interest method over the life of the term loan.
     We enter into leasing agreements with cruise lines and other travel providers which establish varying deposit commitments as part of the lease agreement prior to the commencement of the leased voyage or vacation. At December 31, 2006, we had deposits on leased voyages and vacations of $7.2 million included in prepaid expenses and other current assets and commitments for future deposits on leased voyages and vacations of $8.8 million. Typically, customers who book passage on these voyages or vacations are required to make scheduled deposits to us for these leased voyages or vacations. At December 31, 2006, we had deposits from customers of $5.6 million included in deferred revenue, current portion.
     During 2006, we invested $7.1 million in property and equipment of which $2.5 million was financed through capital leases. 80% of this investment related to capitalized labor, hardware and software related to enhancements to our website infrastructure and features. For fiscal 2007, we expect to continue investing in our technology development as we improve our online technology platform and enhance our features and functionality across our network of websites.
     Our capital requirements depend on many factors, including growth of our revenues, the resources we devote to developing, marketing and selling our products and services, the timing and extent of our introduction of new features and services, the extent and timing of potential investments or acquisitions and other factors. In particular, our subscription services consist of prepaid subscriptions that provide cash flows in advance of the actual provision of services. We expect to devote substantial capital resources to expand our product development and marketing efforts, to expand internationally and for other general corporate activities.
     Based on our current operations and planned growth, we expect that our available funds and anticipated cash flows from operations will be sufficient to meet our expected needs for working capital and capital expenditures for the next twelve months. If we do not have sufficient cash available to finance our operations, we may be required to obtain additional public or private debt or equity financing. We cannot be certain that additional financing will be available to us on favorable terms when required or at all. If we are unable to raise sufficient funds, we may need to reduce our planned operations and expansion activities.
     Off-Balance Sheet Liabilities
     We did not have any off-balance sheet liabilities or transactions as of December 31, 2006.
     Other Contractual Commitments
     The following table summarizes our contractual obligations as of December 31, 2006, and the effect that these obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	2007	2008-2009	2010-2011	2012 & After
	(In thousands)
Contractual obligations:
Capital lease obligations	$2,578	$892	$1,415	$271	$—
Operating leases	16,259	3,047	6,315	5,831	1,066
Deposit commitments	8,797	8,797	—	—	—
Notes payable	19,803	10,403	7,758	1,642	—
Other	789	628	161	—	—

Total contractual obligations	$48,226	$23,767	$15,649	$7,744	$1,066

     Capital Lease Obligations. We hold property and equipment under noncancelable capital leases with varying maturities.
     Operating Leases. We lease or sublease office space and equipment under cancelable and noncancelable operating leases with various expiration dates through December 31, 2012. Operating lease amounts include minimum rental payments under our non-cancelable operating leases for office facilities, as well as limited computer and office equipment that we utilize under lease arrangements. The amounts presented are consistent with contractual terms and are not expected to differ significantly, unless a substantial change in our headcount needs requires us to exit an office facility early or expand our occupied space.
     Deposit Commitments. We enter into leasing agreements with cruise lines and other travel providers which establish varying deposit commitments as part of the lease agreement prior to the commencement of the lease voyage or vacation.
     Notes Payable. In November 2005, we issued a note payable in connection with our acquisition of the assets of LPI in the amount of $7,075,000, secured by the assets of SpecPub, Inc. and payable in three equal installments of $2,358,000 in May, August and November 2007. The note bears interest at a rate of 10% per year, payable quarterly and in arrears.
     In June 2006, we entered into a software maintenance agreement under which $90,000 was financed with a vendor. This amount is payable in four quarterly installments beginning in July 2006.
     In September 2006, we borrowed $7,500,000 under the Orix term loan and $3,000,000 under the Orix revolving loan. As of December 31, 2006, $1,695,000 is included in notes payable, current portion net of discount and $8,100,000 is included in long-term notes payable, net of discount.

     Other. Other contractual obligations consist of a guaranteed executive incentive bonus and a purchase obligation for a co-location facility agreement with a third-party service provider. Under the co-location facility agreement, we pay a minimum monthly fee of $43,000 to the third-party service provider for providing space for our network servers and committed levels of telecommunications bandwidth. In the event that bandwidth exceeds an allowed variance from committed levels, we pay for additional bandwidth at a set monthly rate. Future total minimum payments under the co-location facility agreement are $516,000 for 2007.
     Seasonality and Inflation
     We anticipate that our business may be affected by the seasonality of certain revenue lines. For example, print and online advertising buys are usually higher approaching year-end and lower at the beginning of a new year than at other points during the year, and sales on our e-commerce websites are affected by the holiday season and by the timing of the release of compilations of new seasons of popular television series and feature films.
     Inflation has not had a significant effect on our revenue or expenses historically and we do not expect it to be a significant factor in the short-term. However, inflation may affect our business in the medium-term to long-term. In particular, our operating expenses may be affected by a tightening of the job market, resulting in increased pressure for salary adjustments for existing employees and higher cost of replacement for employees that are terminated or resign.
     Recent Accounting Pronouncements
     In September 2006, the SEC released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which addresses how uncorrected errors in previous years should be considered when quantifying errors in current-year financial statements. SAB 108 requires registrants to consider the effect of all carry over and reversing effects of prior-year misstatements when quantifying errors in current-year financial statements. SAB 108 allows registrants to record the effects of adopting the guidance as a cumulative-effect adjustment to retained earnings. We adopted SAB 108 during the fourth quarter of 2006. The adoption of SAB 108 did not have a material impact on our financial condition or results of operations.
     In September 2006, the FASB issued SFAS No. 157 (“FAS 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. We are currently evaluating the impact of FAS 157, but do not expect the adoption of FAS 157 to have a material impact on our consolidated financial position, results of operations or cash flows.
     In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109”(“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 is a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. If an income tax position exceeds a more likely than not (greater than 50%) probability of success upon tax audit, the company will recognize an income tax benefit in its financial statements. Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures consistent with jurisdictional tax laws. This interpretation is effective on January 1, 2007 and we do not expect the adoption of FIN 48 to have a material impact on our consolidated financial position, results of operations or cash flows.